Exhibit 99

Heritage Financial Group Reports Third Quarter Results

Company Declares Quarterly Cash Dividend of $0.08 Per Share

ALBANY, Ga.--(BUSINESS WIRE)--October 23, 2009--Heritage Financial Group (NASDAQ: HBOS), the mid-tier holding company for HeritageBank of the South, today announced financial results for the third quarter and nine months ended September 30, 2009. For the third quarter, the Company's net loss totaled $467,000 or $0.05 per diluted share compared with a net loss of $1,762,000 or $0.17 per diluted share in the same quarter last year, with the prior-year period including an after-tax impairment loss on securities totaling $1,811,000 or $0.18 per diluted share. For the nine months ended September 30, 2009, net income totaled $83,000 or $0.01 per diluted share compared with a net loss of $494,000 or $0.05 per diluted share in the year-earlier period.

Separately, Heritage Financial Group announced that its Board of Directors has declared a regular quarterly cash dividend of $0.08 per share. The dividend will be paid on November 20, 2009, to stockholders of record as of November 6, 2009. Heritage, MHC, which holds 7,868,875 shares or approximately 76% of the Company's total outstanding stock, will waive receipt of the dividend on its shares.

Commenting on the results, Leonard Dorminey, President and Chief Executive Officer of Heritage Financial Group, said, "We are pleased that, in some respects, the fundamentals of our business are beginning to show some improvement. Even though loan demand remains weak, we were able to generate better production in the third quarter, reversing a decline in the size of our loan portfolio in the first half of the year. Outside of the problem loans we already have identified, our loan portfolio appears to be stabilizing, as indicated by a steady level of past-due balances over the past quarter. Also, net interest margin has improved as deposit costs now more fully reflect the recent drop in interest rates. We are encouraged by this progress achieved during very difficult times for the industry and believe it positions us to take advantage of the opportunities that will accompany the eventual economic recovery.

"At the same time, we recognize that nonperforming loans are still a serious challenge for us – perhaps less so than for many other banks, but still at a higher level than we are accustomed to," Dorminey continued. "Consumers remain under a great deal of stress, and the longer the recession wears on, the more likely it is that additional borrowers will become entangled in credit issues. Considering this, we remain cautious in our outlook for nonperforming loans and conservative in our stance on loan loss reserves."

At the end of the third quarter of 2009, Heritage Financial Group's capital levels remained significantly above the levels required to be considered "well-capitalized" under regulatory standards – the highest capital rating category a financial institution can achieve. The Bank's total risk-based capital ratio at September 30, 2009, was 17.7%, greatly exceeding the required minimum of 10% to be considered a well-capitalized institution. Tangible common equity at September 30, 2009, stood at 13.1% of total assets.

Because of the Company's strong capital position, Dorminey noted that Heritage Financial Group is positioned to take advantage of prudent expansion opportunities now becoming apparent in the industry. In September, the Company signed a definitive agreement to purchase a branch in Lake City, Florida, a move that will help fill in the Company's footprint between Albany and Ocala. That transaction, which is expected to be completed during the fourth quarter of 2009, will add approximately $12 million in loans and $45 million in deposits. "In our view, the current environment should result in additional branch acquisition opportunities in the future as many banks become more aggressive in shoring up their capital positions," Dorminey added. "We believe we are well positioned to take advantage of these opportunities, and we also remain alert for possible FDIC-assisted deals that make sense for our business and markets."

Net interest income for the third quarter declined 2% to $3,706,000 from $3,793,000 in the same quarter last year, primarily reflecting a reduction in interest-earning assets. The Company's net interest margin increased 18 basis points to 3.68% in the third quarter of 2009 compared with 3.50% in the year-earlier period as the Company's cost of funds have re-priced to more fully reflect the year-long decline in interest rates, which had a more immediate effect on loan yields. On a linked-quarter basis, net interest margin increased 41 basis points in the third quarter from 3.27% in the second quarter of 2009. Net interest income for the first nine months of 2009 declined 5% to $10,687,000 from $11,285,000 in the year-earlier period, again due to a lower level of interest-earning assets. The Company's net interest margin was 3.42% for the first nine months of 2009, reflecting a decline of 13 basis points from 3.55% in the comparable period last year because of the significant drop in interest rates over the past year.

Total nonperforming assets increased to $13,888,000 at September 30, 2009, from $13,012,000 at June 30, 2009, primarily reflecting an increase in nonperforming loans over the past quarter. Nonperforming loans at the end of the third quarter rose to $12,990,000 versus $12,105,000 at June 30, 2009, reflecting the reclassification of several small loans to nonaccrual status during the quarter. Other real estate owned (OREO) and repossessed assets declined to $898,000 at the end of the third quarter of 2009 from $907,000 at the end of the second quarter of 2009, reflecting the Company's disposition of OREO and write-downs during the quarter. Nonperforming assets totaled 2.95% of total assets at September 30, 2009, up from 2.76% at June 30, 2009. Nonperforming assets totaled $7,616,000 at September 30, 2008, equal to 1.56% of total assets, while nonperforming loans were $5,394,000. Net charge-offs to average outstanding loans, on an annualized basis, were 0.29% for the third quarter of 2009 versus 0.25% for the second quarter of 2009 and 0.15% for the prior-year period.

Even though the Company has relatively little exposure to acquisition, construction and development loans, and past due loans have remained relatively stable over the past several months, management believes that nonperforming assets and net charge-offs will likely remain at elevated levels, at least in the near term, because of the continued weakness in the economy. Management continues to work to identify problem credits and has been increasing specific reserves for loan losses in anticipation of further credit quality issues, and to adjust the values of several large loans, previously classified as nonperforming, that are anticipated to reach some form of resolution in the coming months. Because of this ongoing and proactive process, the Company's provision for loan losses increased to $2,500,000 for the third quarter of 2009 from $500,000 in the second quarter of 2009, and $1,218,000 in the year-earlier period. For the first nine months of 2009, the provision for loan losses was $3,800,000 versus $2,400,000 in the same period last year. At September 30, 2009, the allowance for loan losses represented 2.68% of total loans outstanding, up from 1.94% of total loans outstanding at June 30, 2009, and 1.57% of total loans outstanding at September 30, 2008.

Noninterest income totaled $2,244,000 for the third quarter of 2009, compared with a loss of $1,099,000 in the year-earlier quarter. The current-year amount included gains on the sale of securities totaling $469,000, resulting from the sale of longer-term securities as the Company repositions its investment portfolio in preparation for rising interest rates, while the prior-year amount included impairment losses on securities of $3,019,000. Noninterest income for the first nine months of 2009 increased 122% to $5,928,000 from $2,665,000 in the year-earlier period, with the current year-to-date amount including gains of $836,000 on the sale of securities, and the prior year-to-date amount including impairment losses of $3,019,000 on securities. Outside of the unusual items affecting the quarterly and year-to-date comparisons, noninterest income declined in the 2009 periods due primarily to lower service charge income on deposit accounts.

Noninterest expense for the third quarter of 2009 decreased 5% to $4,450,000 from $4,690,000 in the third quarter of 2008, resulting primarily from reduced losses on the sale or write-down of OREO. Noninterest expense for the nine months ended September 30, 2009, rose slightly to $13,307,000 compared with $13,222,000 for the year-earlier period. This increase primarily reflected higher FDIC insurance in the current year, including a special FDIC insurance assessment recorded in the second quarter. The Company's efficiency ratio was 74.79% and 80.09%, respectively, for the third quarter and nine months ended September 30, 2009, versus 82.09% and 94.78%, respectively, in the year-earlier periods.

The Company's total assets declined 6% to $470,458,000 at September 30, 2009, from $502,058,000 at December 31, 2008, reflecting primarily weaker demand for loans in the current economic environment. Total assets were $502,903,000 at September 30, 2008. Gross loans declined 1% to $299,296,000 at September 30, 2009, from $302,488,000 at December 31, 2008, and 4% from $312,767,000 at September 30, 2008. Deposits dropped 5% to $322,311,000 at September 30, 2009, from $338,546,000 at the end of 2008, primarily due to the run-off of higher-cost brokered deposits, and likewise were down 5% from $337,894,000 at the end of the third quarter of 2008. Total stockholders' equity of $62,823,000 at September 30, 2009, was up slightly from $62,213,000 at December 31, 2008, and up 2% from $61,627,000 at September 30, 2008.

Heritage Financial Group is the mid-tier holding company for HeritageBank of the South, a community-oriented bank serving primarily Southwest Georgia and North Central Florida through seven full-service banking offices. As of September 30, 2009, the Company reported total assets of approximately $470.5 million and total stockholders' equity of approximately $62.8 million. For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com, and see Investor Relations under About Us.

Heritage, MHC, a mutual holding company formed in 2002, holds approximately 76% of the shares of Heritage Financial Group. The remaining 24% of Heritage Financial Group's shares are held by public stockholders.

Except for historical information contained herein, the matters included in this news release and other information in the Company's filings with the Securities and Exchange Commission may contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and include this statement for purposes of these safe harbor provisions. Further information concerning the Company and its business, including additional factors that could materially affect our financial results, is included in our other filings with the SEC.

HERITAGE FINANCIAL GROUP Unaudited Financial Highlights (In thousands, except per share amounts)

	Third Quarter ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Interest income	$5,685	$6,767	$17,566	$20,648
Interest expense	1,979	2,974	6,879	9,363
Net interest income	3,706	3,793	10,687	11,285
Provision for loan losses	2,500	1,218	3,800	2,400
Net interest income after provision for loan losses
	1,206	2,575	6,887	8,885
Noninterest income	2,244	(1,099)	5,928	2,665
Noninterest expense	4,450	4,690	13,307	13,222
Loss before income taxes	(1,000)	(3,214)	(491)	(1,672)
Income tax benefit	(533)	(1,452)	(574)	(1,178)
Net income (loss)	$(467)	$(1,762)	$83	$(494)
Net income (loss) per share:
Basic	$(0.05)	$(0.17)	$0.01	$(0.05)
Diluted	$(0.05)	$(0.17)	$0.01	$(0.05)
Weighted average shares outstanding:
Basic	10,072	10,215	10,046	10,236
Diluted	10,072	10,215	10,046	10,236
Dividends declared per share	$0.08	$0.07	$0.24	$0.21

		Sept. 30, 2009	Dec. 31, 2008	Sept. 30, 2008
Total assets		$470,458	$502,058	$502,903
Cash and cash equivalents		12,680	10,160	16,133
Interest-bearing deposits in banks		5,075	746	583
Securities available for sale		101,338	116,141	115,925
Loans receivable		299,296	302,488	312,767
Allowance for loan losses		8,028	4,951	5,206
Total deposits		322,311	338,546	337,894
Federal Home Loan Bank advances		42,500	52,500	57,500
Stockholders' equity		62,823	62,213	61,627

Selected Consolidated Financial Ratios and Other Data (unaudited) for the third quarter and nine months ended September 30, 2009, may be found at the Company's website under SEC Filings. Investors should refer to the Company's Form 10-Q for the third quarter and nine months ended September 30, 2009, for additional information and disclosures; the Form 10-Q will be available at the Investor Information section of the Company's website immediately upon filing with the Securities and Exchange Commission.

CONTACT:
Heritage Financial Group
T. Heath Fountain, 229-878-2055
Senior Vice President and
Chief Financial Officer